Exhibit 10.1

557 Broadway | New York | 10012

December 5, 2023

Haji Glover

Dear Haji:

It is my pleasure to confirm our offer of employment with Scholastic Inc. as Chief Financial Officer, EVP Finance, reporting to Peter Warwick, President and CEO. After joining Scholastic, you will be paid $24,038.46 bi-weekly on alternate Fridays, which equates to $625,000.00 on an annualized basis. We anticipate your start date to be January 22, 2024.

We will recommend to the compensation committee of our Board of Directors that you will receive an equity incentive grant under Scholastic Inc. 2021 Stock Incentive Plan with a value of $200,000.00. The grant date is expected to be in January 2024 following your start date, such value to be paid in Restricted Stock Units (60%) and in Stock Options (40%). The number of Stock Options granted will be determined based on the Black Scholes model of calculating the fair value of stock option on the date of each grant, and the number of restricted stock units awarded will be determined by using the fair market value of the Scholastic common stock on the date of the grant. This grant will vest in three equal annual installments over three years, with the first installment vesting on the first anniversary of date of the grant. You will continue to be eligible for long term equity incentives with a target equity grant of $500,000 thereafter beginning in September 2024. All equity incentive grants are made at the discretion of the committee.

You are eligible to participate in Scholastic’s Short Term Incentive Plan (STIP). As a participant in that plan, your target bonus will be 50% of your annual salary. The payment is based on achievement of both corporate and divisional goals. This bonus opportunity is for the June 1, 2024 fiscal year with an anticipated payout date of August 2024. Your bonus will be pro-rated based on your date of hire, however your STIP bonus for the 2024 fiscal year is guaranteed at a minimum payout of $200,000. You must be an active employee of Scholastic when bonuses are paid in order to be compensated.

Prior to January 2027, in the event that your employment is terminated without cause, you will be eligible to receive severance in an amount equivalent to 24 months’ salary. After January 2027, in the event that your employment is terminated without cause, at Scholastic’s sole discretion, you may be eligible to receive severance in accordance with Scholastic’s established severance practice.

You will receive four weeks’ vacation annually.

Scholastic is committed to helping our employees and their families lead healthy productive lives. Our benefits packages and wellness programs help our employees succeed at work and at home. We offer an array of flexible plans with options that allow employees to select the plan most appropriate for them. Please see our benefit summary document which is attached or click on this link: http://scholastic.com/offerletter.

Enrollment for your benefits must be made through access.scholastic.com within 30 days from your date of hire. You will be able to access this site within one week after your start date. You will also be asked to complete and/or sign all the forms and policies that you will receive through the onboarding section of the hiring process. We are not able to process your paycheck for you until all payroll forms and employment eligibility verification are completed.

This offer is contingent upon a satisfactory background check and approval of the Board. Employment at Scholastic is at the will of the company and/or you and as such this letter does not create a contract of permanent employment. If you have any questions, please do not hesitate to contact me.

And finally, welcome to Scholastic! I am both pleased and excited by you rejoining the Company and am confident that you will make a significant contribution to Scholastic’s success and will play an important role within our Company. I am looking forward to working with you. If you have any other questions, please do not hesitate to contact me.

Sincerely,

/s/ Cristina Juvier
Cristina Juvier
Chief People Officer

/s/ Haji Glover
Haji Glover
Chief Financial Officer, EVP Finance 12/6/2023
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